Exhibit 99.1

Investor Relations:

Amy Bilbija

(212) 929-5802

MacKenzie Partners, Inc.

Media Contact:

Matthew Sherman / Nicole Greenbaum

(212) 355-4449

Joele Frank, Wilkinson Brimmer Katcher

MCCORMICK & SCHMICK’S BOARD OF DIRECTORS

AUTHORIZES SALE PROCESS AND BROAD EVALUATION OF OTHER STRATEGIC

ALTERNATIVES TO ENHANCE STOCKHOLDER VALUE

Board Continues to Recommend Stockholders NOT Tender into LSRI Holdings’ Unsolicited

Tender Offer and to Vote FOR the Election of the Company’s Directors at the Upcoming

Annual Meeting

Portland, Oregon – May 2, 2011 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today announced that its Board of Directors has determined to engage in a sale process as well as a broad evaluation of the Company’s other strategic alternatives, with the assistance of its financial and legal advisors, to enhance value for all McCormick & Schmick’s stockholders. In addition, management will continue to refine and execute the Company’s previously announced strategic revitalization plan.

The Company noted that there can be no assurance that the sale process, or the evaluation of other strategic alternatives, will result in any transaction or otherwise modify or replace the Company’s current strategic plan. The Company does not intend to disclose developments regarding the sale process or evaluation of other strategic alternatives unless and until the Board has completed its analysis and approved a definitive course of action.

“McCormick & Schmick’s Board of Directors is committed to taking all appropriate and necessary actions to enhance value for all stockholders,” said Douglas Schmick, Chairman of the Board of Directors. “In that regard, the Board has determined to engage in a sale process as well as a broad evaluation of other strategic alternatives to enhance value for all McCormick & Schmick’s stockholders.”

Mr. Schmick continued, “We have a solid management team that is committed to continuing to execute the Company’s previously announced strategic revitalization plan, which we believe will improve revenue per location, provide strong returns on invested capital, enhance the overall guest experience and deliver significant value to all stockholders. Meanwhile, the Company and the Board are open-minded about the sale process and other strategic alternatives, and we intend to evaluate all options carefully and thoughtfully.”

As previously announced, McCormick & Schmick’s Board of Directors, after careful consideration with the assistance of its independent financial and legal advisors, unanimously rejected the unsolicited tender offer from LSRI Holdings, Inc., a wholly-owned subsidiary of Landry’s Restaurants, Inc., to acquire all outstanding common stock of McCormick & Schmick’s not already owned by it or its affiliates at a price of $9.25 per share in cash. The Board unanimously recommends that McCormick & Schmick’s stockholders reject the LSRI Holdings offer and not tender their shares into the offer, which the Board believes undervalues the Company’s current business and future prospects.

McCormick & Schmick’s Board of Directors also continues to recommend that stockholders vote “FOR” the election of the Company’s directors on the WHITE proxy card at the upcoming McCormick & Schmick’s Annual Meeting of Stockholders, scheduled for May 26, 2011.

Piper Jaffray & Co. is serving as McCormick & Schmick’s financial advisor, and Davis Wright Tremaine LLP, Kirkland & Ellis LLP and Morris, Nichols, Arsht & Tunnell LLP are serving as its legal counsel.

About McCormick & Schmick’s

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 94 restaurants, including 87 restaurants in the United States and seven restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 39 years by focusing on serving a broad selection of fresh seafood.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Tilman J. Fertitta, through his affiliate LSRI Holdings, Inc., a subsidiary of Landry’s Restaurants, Inc., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by the registrant (when available) through the SEC’s Electronic Data Gathering and Retrieval database at http://www.sec.gov.

Certain Information Regarding Participants

The Company and certain of its respective directors and executive officers may be deemed to be participants in the Company’s proxy solicitation under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the year ended December 29, 2010, which was filed with the SEC on March 11, 2011, and its proxy statement for the 2011 Annual Meeting, as amended, which was originally filed with the SEC on April 11, 2011, and was amended on April 14, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

Forward-Looking Statements

Certain statements contained in this release constitute forward-looking statements. These statements are not guarantees of future performance or assurances of an expected course of action, and therefore, readers should not put undue reliance upon them. Some of the statements that are forward-looking include statements of belief or intent predicated on the Company’s expectations for future revenues and strategic opportunities. There are a large number of factors that can cause the Company to deviate from plans or to fall short of expectations. As to the forward-looking matters contained in this release, factors that can cause such changes include the Company’s ability to respond timely and in accordance with the laws applicable to the Company and its Board of Directors. The Company’s business as a whole is subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 29, 2010. Please note that forward-looking statements are current as of today. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

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